Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Meridian Waste Solutions, Inc. on Form S-3/A, of our report dated April 13, 2016 with respect to our audits of the consolidated financial statements of Meridian Waste Solutions, Inc. and Subsidiaries as of the year ended December 31, 2015, which report is included in the Annual Report of Meridian Waste Solutions, Inc. on Form 10-K and Form 10-K/A for the year ended December 31, 2016.

/s/ D’Arelli Pruzansky, PA

Certified Public Accountants

Coconut Creek, Florida

June 15, 2017